Free Writing Prospectus Filed pursuant to Rule 433 Registration Statement No. 333-162195 Dated February 17, 2012

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PowerShares DB 3x US Dollar Index Futures ETN
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Description

The PowerShares DB 3x Long US Dollar Index Futures Exchange Traded Notes (UUPT)
and PowerShares DB 3x Short US Dollar Index Futures Exchange Traded Notes (UDNT)
(collectively, the "PowerShares DB US Dollar Futures ETNs," or the "ETNs") are
the first exchange-traded products to provide investors with leveraged exposure to a U.S. dollar futures index.

The PowerShares DB US Dollar Futures ETNs are based on the Deutsche Bank Long
U.S. Dollar Index[R] (USDX) Futures Index -- Excess ReturnTM (the "USDX Futures
Index"), which is intended to measure the performance of a long investment in US
Dollar Index Futures, as described below.

The ETNs are senior unsecured obligations issued by Deutsche Bank AG, London
Branch that are linked to the month-over-month performance of an underlying index (the "Index") obtained by combining three times the returns for the 3x
Long US Dollar Index Futures ETNs, or three times the inverse returns for the 3x
Short US Dollar Index Futures ETNs, whether positive or negative, on the
Deutsche Bank Long U.S. Dollar Index[R] (USDX) Futures Index -- Excess ReturnTM,
with returns on the DB 3-Month T-Bill Index, less the investor fees.

The DB Long U.S. Dollar Index[R] (USDX) Futures Index seeks to measure the performance of a long position in the US Dollar Index Futures. The underlying assets of the US Dollar Index Futures are futures contracts traded on the ICE
Futures U.S., Inc. whose underlying asset is the USDX[R], which measures the performance of the U.S. dollar against a weighted basket of six major world currencies: the Euro, Japanese Yen, British Pound, Canadian Dollar, Swedish
Krona and Swiss Franc (the "Index Currencies"). The price of US Dollar Index
Futures are set by the market and reflect the foreign exchange futures prices for the underlying Index Currencies which in turn depend on the current exchange rates for the Index Currencies and the interest rate differential between the
U.S. dollar and the underlying Index Currencies. As such, increases in the USDX
Futures Index generally reflect a strengthening of the U.S. dollar compared to the Index Currencies and declines generally reflect a weakening of the U.S.
dollar compared to the Index Currencies.

Investors can buy and sell the ETNs on the NYSE Arca exchange or receive a cash payment at the scheduled maturity or early redemption based on the performance of the Index less investor fees. The issuer has the right to redeem the ETNs at the repurchase value at any time. Investors may redeem the ETNs in blocks of no less than 200,000 securities and multiples of 50,000 securities thereafter, subject to the procedures described in the pricing supplement. Redemptions may include a fee of up to $0.03 per security.

Fact Sheet
Prospectus

Index History
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UUPT Index Weights
 As Of: 16-Feb-2012
    Contract        Contract Expiry Date Weight %
  USD               16-MAR-2012/MAR2      100.00

UDNT Index Weights
 As Of: 16-Feb-2012
    Contract        Contract Expiry Date Weight %
  USD               16-MAR-2012/MAR2      -100.00

(1)ETN performance figures are based on repurchase value. Repurchase value is the current principal amount x applicable index factor x fee factor. See the prospectus for

UUPT Financial Details
 Ticker: UUPT
 Last Update           17-Feb-2012
                       12:54 PM
 Price                 Not Available
 UUPT Index Level*     20.81982
 Indicative Intra-day  20.83
 Value**
 Last end of day       20.81982
 Value***
 Last date for end     16-Feb-2012
 of day Value

Data Source: www.nyse.com (Data delayed 20 minutes)
* Indicative intra-day and Index closing
** Indicative intra-day value of the UUPT
*** Last end of day UUPT RP

UDNT Financial Details

Ticker: UDNT
Last Update          17-Feb-2012
                     12:54 PM
Price                Not Available
UDNT Index Level*    17.85545
Indicative Intra-day 17.84
Value**
Last end of day      17.85545
Value***
Last date for end    16-Feb-2012
of day Value

Data Source: www.nyse.com (Data delayed 20 minutes)
* Indicative intra-day and Index closing
** Indicative intra-day value of the UDNT
*** Last end of day UDNT RP

Contact Information

Any questions please call
1-877-369-4617

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more complete information. ETN performance is based on a combination of three times the monthly returns for the 3x Long US Dollar Index Futures ETNs, or three times the inverse monthly returns for the 3x Short US Dollar Index Futures ETNs, from the USDX Futures Index plus the monthly returns from the DB 3-Month T-Bill
Index (the "TBill Index"), resetting monthly as per the formula applied to the
ETNs, less the investor fee. The TBill Index is intended to approximate the returns from investing in 3-month United States Treasury bills on a rolling basis.

Index history is for illustrative purposes only and does not represent actual
PowerShares DB US Dollar Futures ETN performance. The inception date of the USDX
Futures Index is Nov. 22, 2006. Index history does not reflect any transaction costs or expenses. The index is unmanaged, and you cannot invest directly in the index. PAST PERFORMANCE DOES NOT GUARANTEE FUTURE RESULTS.

(2)The SandP 500[R] Index is an unmanaged index used as a measurement of change in stock market conditions based on the performance of a specified group of common stocks. The Barclays Capital U.S. Aggregate Index is an unmanaged index considered representative of the U.S. investment-grade, fixed-rate bond market.
Correlation indicates the degree to which two investments have historically moved in the same direction and magnitude. Volatility is the annualized standard deviation of index returns.

Deutsche Bank AG, London Branch has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.
Before you invest, you should read the prospectus and other documents filed by
Deutsche Bank AG, London Branch for more complete information about the issuer and this offering. You may get these documents for free by visiting
powersharesetns.com | dbfunds.db.com/notes or EDGAR on the SEC website at
www.sec.gov. Alternatively, you may request a prospectus by calling 800 983 0903
| 877 369 4617, or you may request a copy from any dealer participating in this offering.

Important Risk Considerations:

Each security offers investors exposure to the month-over-month performance of its respective Index measured from the first calendar day to the last calendar day of each month and the amount you receive at maturity (or upon an earlier repurchase) will be contingent upon each monthly performance of the respective
Index during the term of the ETNs. The PowerShares DB US Dollar Futures ETNs may
not be suitable for investors seeking an investment with a term greater than the time remaining to the next monthly reset date and should be used only by knowledgeable investors who understand the potential adverse consequences of seeking longer-term leveraged or inverse investment results by means of securities that reset their exposure monthly. Investing in the ETNs is not equivalent to a direct investment in the Index or index components because the current principal amount of the ETNs is reset each month, resulting in the compounding of monthly returns. The principal amount of the ETNs is also subject to the monthly application of the investor fee, which adversely affects returns.
There is no guarantee that you will receive at maturity, or upon an earlier repurchase, your initial investment back or any return on that investment.
Significant adverse monthly performances for your ETNs may not be offset by any beneficial monthly performances.

The ETNs are senior unsecured obligations of Deutsche Bank AG, London Branch, and any payment to be made on the ETNs is dependent on Deutsche Bank AG, London
Branch's ability to pay. The ETNs are riskier than ordinary unsecured debt securities and have no principal protection. Risks of investing in the ETNs include limited portfolio diversification, uncertain principal repayment, trade price fluctuations, illiquidity and leveraged losses. The investor fee will reduce the amount of your return at maturity or upon redemption of your ETNs even if the value of the relevant Index has increased. If at any time the repurchase value of the ETNs is zero, your Investment will expire worthless. As described in the pricing supplement, Deutsche Bank may redeem the ETNs for an amount in cash equal to the repurchase value.

The ETNs may be sold throughout the day on NYSE Arca through any brokerage account. There are restrictions on the minimum number of ETNs that you may redeem directly with Deutsche Bank AG, London Branch, as specified in the applicable pricing supplement. Ordinary brokerage commissions apply, and there are tax consequences in the event of sale, redemption or maturity of the ETNs.
Sales in the secondary market may result in losses.

The ETNs provide concentrated exposure to U.S. Dollar Index Futures contracts.
The market value of the ETNs may be influenced by many unpredictable factors, including, among other things, changes in supply and demand relationships, changes in interest rates, and monetary and other governmental actions.

The ETNs are leveraged investments. As such, they are likely to be more volatile than an unleveraged investment. There is also a greater risk of loss of principal associated with a leveraged investment than with an unleveraged investment.

PowerShares[R] is a registered trademark of Invesco PowerShares Capital
Management LLC. Invesco PowerShares Capital Management LLC is an indirect, wholly owned subsidiary of Invesco Ltd.

An investor should consider the ETNs' investment objectives, risks, charges and expenses carefully before investing.

An investment in the ETNs involves risks, including the loss of some or all of the principal amount. For a description of the main risks, see "Risk Factors" in the applicable pricing supplement and the accompanying prospectus supplement and prospectus.

Not FDIC Insured -- No Bank Guarantee -- May Lose Value

This material must be accompanied or preceded by a prospectus. Before investing, please read the prospectus carefully.

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